UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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AMERANT BANCORP INC.
(Name of Registrant as Specified in Its Charter)
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AMERANT BANCORP INC.
220 Alhambra Circle
Coral Gables, Florida 33134

Supplement to the Definitive Proxy Statement dated April 24, 2020 relating to the 2020 Annual Meeting of Shareholders

The following information relates to the Annual Meeting of Shareholders of Amerant Bancorp Inc. (the “Company,” “we,” “us,” or “our,”) and amends and supplements the related Definitive Proxy Statement filed with the Securities and Exchange Commission on April 24, 2020 (the “Proxy Statement”).

The purpose of this supplement is to correct errors in the non-employee director compensation table included on pages 29 and 30 of the Proxy Statement. The table inadvertently contained the following overstated and understated amounts: (i) the amount reflected in the "Fees Earned or Paid in Cash ($)" column overstated Mr. Gerald P. Plush's compensation by $2,000.00; (ii) the amount reflected in the "Fees Earned or Paid in Cash ($)" column overstated Mr. Gustavo J. Vollmer A.'s compensation by $50,000.00, as the one-time special grant of $50,000 paid in cash referenced in footnote (6) to the table was included in this column as well as in the "All Other Compensation ($)" column; and (iii) the amount reflected in the "Fees Earned or Paid in Cash ($)" column understated Mr. Alejandro Gonzalez S.' compensation by $6,730.00. The amounts reflected in the "Fees Earned or Paid in Cash ($)" and "Total ($)" columns for Messrs. Gerald P. Plush, Gustavo J. Vollmer A. and Alejandro Gonzalez S. have been updated accordingly. Footnote (6) to the table has been updated to clarify that the one-time special grant of $50,000 paid in cash to Mr. Gustavo J. Vollmer A. is included in the “All Other Compensation” column. The other footnotes to the table did not change and were unaffected by the aforementioned revisions. The corrected table and all footnotes to the table are included below.

	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Frederick C. Copeland, Jr.	268,200	—	17,000	285,200
Miguel A. Capriles L.	116,800	—	12,000	128,800
Pamella J. Dana, Ph.D.	148,600	—	16,000	164,600
Rosa M. Constantino	137,600	—	10,000	147,600
Gustavo Marturet	137,600	—	—	137,600
Gerald P. Plush (4)	33,400	—	8,000	41,400
John W. Quill	73,000	62,487	14,000	149,487
Jose Antonio Villamil (5)	165,400	—	60,000	225,400
Guillermo Villar	150,100	—	—	150,100
Gustavo J. Vollmer A. (6)	116,800	—	60,000	176,800
Alejandro Gonzalez S. (7)	27,100	—	4,000	31,100

(1)
Represents fees paid in cash for services provided to us and/or the Bank as a director, including retainer fees, committee fees, meeting fees. In 2019, the annual equity grant was paid in cash rather than restricted stock units and Messrs. Copeland, Capriles, Marturet, Villamil, Villar and Vollmer and Mmes. Costantino and Dana were each paid a one-time $50,000 cash payment after the 2019 annual meeting.

(2)
After the 2019 annual meeting, Mr. Quill was awarded 3,439 restricted stock units. Such restricted stock unit awards will vest on the first anniversary of the date of grant, provided that the grantee remains in continuous service as a director through such date. The aggregate grant date fair value provided in this column was computed in accordance with FASB ASC Topic 718. Refer to Note 1 “Business, Basis of Presentation and Summary of Significant Accounting Policies and Note 11 “Incentive Compensation and Benefits Plans” to the consolidated audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for a discussion of the relevant assumptions used to determine the grant date fair value of these awards.

(3)	Includes travel allowances for meetings for directors who live outside of the Miami area.

(4)
At the request of Mr. Plush, all director fees and compensation he is entitled to receive for his service as director of the Company is paid to Patriot Financial Partners, L.P., a principal shareholder of the Company of which he is a Partner, see “Security Ownership of Certain Beneficial Owners”.

(5)
The “All Other Compensation” column reflects amounts paid to The Washington Economics Group, Inc. pursuant to a consulting arrangement. The Washington Economics Group, Inc. is owned by Mr. Villamil’s wife and until December 31, 2019, received a monthly fee of $5,000 for the rendering of economic advisory services to the Company and its subsidiaries.

(6)
The “All Other Compensation” column includes a one-time special grant of $50,000 paid in cash for his extraordinary services provided to the Board and the Company in connection with the transition to a new Chair of the Board.

(7)
Mr. Gonzalez resigned from the Board in March 2019. The 9,615 restricted stock units that were granted to Mr. Gonzalez under the 2018 Equity Plan in connection with the Company’s IPO that closed on December 21, 2018 were forfeited upon his resignation.

We urge you to read the Proxy Statement and this supplement in their entirety. Except as specifically supplemented by the information contained herein and the Notice of Change of Location of the Annual Meeting of Shareholders filed with the SEC as Definitive Additional Materials under Form DEFA14A on May 11, 2020 (the "Notice of Change"), all information in the Proxy Statement remains unchanged. From and after the date of this proxy statement supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby and by the Notice of Change.

May 22, 2020

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